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                                                                    EXHIBIT 23.2

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Partners

South Pacific Tyres:

      We consent to the incorporation by reference in this Registration Statement on Form S-8 of The Goodyear Tire & Rubber Company of our report dated October 13, 2004, except for notes 31, 32 and 33 which are as of March 15, 2005, with respect to the consolidated statements of financial position of South Pacific Tyres as of June 30, 2004, 2003 and 2002, and the related consolidated statements of financial performance, partners' equity and cash flows for each of the years in the three-year period ended June 30, 2004, which report appears in the December 31, 2004, Annual report on Form 10-K of The Goodyear Tire & Rubber Company.

      Our report refers to the Partnerships' restatement of its description of significant differences between generally accepted accounting principles in Australia and generally accepted accounting principles in the United States and their effects on financial performance and partners' equity for each of the years in the two-year period ended June 30, 2003.

/s/ KPMG

Melbourne, Australia
July 13, 2005